Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-41629

                       Prospectus Supplement No. 1 Dated July 28, 1998
                                       to
                          Prospectus Dated May 1, 1998

                               Kasper A.S.L., Ltd.


          This Prospectus Supplement supplements the Prospectus dated May 1, 1998 of Kasper A.S.L., Ltd. (the "Company"). This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified in its entirety by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Prospectus.

          The Company has been advised of two entities (each of whom has filed a Schedule 13G) that own beneficially more than five percent (5%) of the Company's Common Stock. Whippoorwill Associates, Inc. ("Whippoorwill"), located at 11 Martine Avenue, White Plains, New York 10606, reported in its Schedule 13G that it beneficially owns 813,909 shares of the Company's Common Stock, or 12% of the outstanding Common Stock, over which it has shared voting and dispositive power. Whippoorwill is a registered investment advisor and has discretionary authority with respect to the investments of, and acts as agent for, its clients. Whippoorwill has stated that the filing of its Schedule 13G should not be construed as an admission that Whippoorwill (or any of its principals) is the beneficial owner of such shares. Blue Ridge Limited Partnership, located at 660 Madison Avenue, New York, New York 10021, reported in its Schedule 13G that it beneficially owns 360,000 shares of the Company's Common Stock, or 5.3% of the outstanding Common Stock, over which it has shared voting and dispositive power. These shares are indirectly owned by JAG Holdings LLC, the general partner of Blue Ridge Limited Partnership and John A. Griffin, the Managing Member of JAG Holdings LLC, each of whom may also be deemed to be a beneficial owner of such shares.


                 Prospectus Supplement No. 1 dated July 28, 1998